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                                                                    Exhibit 21.1

                        SUBSIDIARIES OF THE REGISTRANT

Iconixx Corporate Services
Iconixx Systems Engineering, Inc.
Iconixx Web Development, Inc.
Iconixx - Houston, Inc.
Iconixx - New York, Inc.